Press Release
Exhibit 99.1

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP
ANNOUNCES PRICING OF $500 MILLION OF MEDIUM-TERM
ASSET BACKED NOTES

Tulsa, Oklahoma, July 21, 2011:  Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) (“the Company”) today announced that Rental Car Finance Corp. (“RCFC”), a special purpose Oklahoma corporation and wholly owned subsidiary of the Company, priced $500 million in aggregate principal amount of medium-term Series 2011-1 rental car asset backed notes.  The notes will be issued in two separate classes, with senior Class A notes and subordinated Class B notes.

The $420 million of Class A notes were priced with an annual coupon of 2.51%, while the $80 million of Class B notes were priced with an annual coupon of 4.38%.  On a blended basis, the average annual coupon on the combined $500 million principal amount of notes is approximately 2.81%.  The Class B Notes will be subordinated to the Class A notes, and both series of notes will have expected final payment dates in February 2015.

Following the closing of the transaction, the net proceeds from the sale of the Series 2011-1 notes will be applied to refinance vehicles from one or more of RCFC’s outstanding series of variable funding notes, thereby reducing borrowings outstanding under those facilities.  The offering is expected to close on July 28, 2011, subject to normal closing conditions.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is headquartered in Tulsa, Oklahoma.  Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in over 80 countries.  Dollar and Thrifty have over 600 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 6,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network.  For additional information, visit www.dtag.com or the brand sites at www.dollar.com and www.thrifty.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

Additional Information

The Series 2011-1 rental car asset backed notes have not and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell, nor the solicitation of an offer to sell the Series 2011-1 notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer or solicitation or sale is unlawful.

Contacts:

Financial:
H. Clifford Buster III
Chief Financial Officer
(918) 669-3277

Investor Relations/Media:
Kindra Marts
Executive Director – Investor Relations
(918) 669-2119